FOR IMMEDIATE RELEASE


CONTACT:
Chairman and Chief Executive Officer
Zach Lonstein
Infocrossing, Inc.
(201) 840-4726
zlonstein@infocrossing.com



         MICHAEL B. TARGOFF RESIGNS AS A DIRECTOR OF INFOCROSSING, INC.

    RECENT APPOINTMENT LIMITS TIME HE CAN DEVOTE TO INFOCROSSING'S ACTIVITIES

LEONIA, NJ, JANUARY 20, 2006 -- INFOCROSSING, INC. (NASDAQ: IFOX) announced today that effective immediately Michael B. Targoff has resigned as a director of the Company and all committee memberships which he had held. Mr. Targoff had been a member of the Executive Committee and the Options and Compensation Committee of the Board of Directors. In November 2005, Mr. Targoff was named Non-Executive Vice Chairman of the Board of Directors of Loral Space & Communications Inc. (Nasdaq: LORL). As a result of his new responsibilities at Loral, Mr. Targoff decided to resign as a director of Infocrossing as well as a director of another public company. There were no disagreements between Mr. Targoff and Infocrossing.

"We appreciate Mr. Targoff's service as a director of Infocrossing over the past four and one-half years," remarked Zach Lonstein, Chairman and Chief Executive Officer of the Company. "He was instrumental in the dramatic growth of the Company since 2001, and we expect he will be instrumental in guiding the growth of Loral. We wish him great success in his new role," Mr. Lonstein concluded.

Mr Targoff commented: "I enjoyed assisting Infocrossing in becoming a premier provider of selective outsourcing with a national data center infrastructure. It had become obvious to me over the past few months that with my new responsibilities at Loral, I would, regrettably, no longer be able to devote the time required to serve as a director of Infocrossing. As a result of the significant progress made at Infocrossing over the past few years, I have confidence in its future success," Mr. Targoff concluded.

Mr. Targoff was elected to the Company's Board of Directors in May 2001. He is the founder of Michael B. Targoff & Co., a company that seeks active or controlling investments in telecommunications and related industry early stage companies. Mr. Targoff serves on Loral's executive, compensation, and audit committees. He also is chairman of the board of directors of Communication Power Industries ("CPI") and a director of ViaSat, Inc. and Leap Wireless International, Inc. ("Leap"). Mr. Targoff is chairman of the audit committees of CPI and Leap. He also is chairman of the board of directors of three private telecom companies.



ABOUT INFOCROSSING, INC. (http://www.infocrossing.com)

Infocrossing, Inc. (IFOX) is a provider of selective IT outsourcing services, delivering the computing platforms and proprietary systems that enable companies, regardless of industry, to process data and share information within their business, and between their customers, suppliers and distribution channels. Leading companies leverage Infocrossing's robust computing infrastructure, skilled technical team, and process-driven operations to reduce costs and improve service delivery by outsourcing the operation of mainframes, mid-range, open system servers, networks, and business processes to Infocrossing.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. As such, final results could differ from estimates or expectations due to risks and uncertainties, including, but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of the Company's products and services in the marketplace; competitive factors; closing contracts with new customers and renewing contracts with existing customers on favorable terms; expanding services to existing customers; new products; technological changes; the Company's dependence upon third-party suppliers; intellectual property rights; difficulties with the identification, completion, and integration of acquisitions, including the integration of Infocrossing Healthcare Services, Inc., f/k/a Verizon Information Technologies Inc., and
(i)Structure, LLC and other risks. For any of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.


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